Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-148152 on Form S-8, of our report dated June 29, 2011, relating to the consolidated financial statements of TechPrecision Corporation with respect to the consolidated balance sheets of TechPrecision Corporation as of March 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended March 31, 2011, which report appears in the March 31, 2012 annual report on Form 10-K of TechPrecision Corporation.

/s/ Tabriztchi & Co., CPA, P.C.

Garden City, New York
July 16, 2012